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                                                                   EXHIBIT 4.5

                                AMENDMENT NO. 1

                                      to

               AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT


          This Amendment No. 1, dated as of April 9, 1999, amends that certain Amended and Restated Investors' Rights Agreement, dated as of February 19, 1999 (the "Agreement"), by and among Digital Island, Inc., a California corporation
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(the "Company"), and the individuals or entities listed on the signature pages
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thereto (each a "Holder" and collectively, the "Holders").  Capitalized terms
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used herein without definition shall have the respective meanings ascribed to them in the Agreement.

          WHEREAS, the Company intends to undertake an Initial Public Offering; and

          WHEREAS, the Company and the Holders wish to amend the Agreement to facilitate the Initial Public Offering; and

          WHEREAS, the Agreement, pursuant to Section 14.8 thereof, may be amended with the written consent of the Company and the Holders of at least 66 2/3% of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Registrable Securities.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Section 9 of the Agreement is hereby deleted in its entirety and the following is substituted therefor:

                                   Section 9

                               Standoff Agreement
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          In connection with the Company's Initial Public Offering, each Holder agrees not to offer to sell or sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held by Holder at any time during such period (other than those included in the Initial Public Offering, if any), directly or indirectly, without the prior written consent of the Company or the underwriters of such Initial Public Offering for a period of one-hundred eighty (180) days following the effective date of the Initial Public Offering. In connection with the Company's Initial Public Offering, each Holder further agrees to enter into the managing underwriter's standard lockup letter. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder
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(and the share or securities of every other person subject to the foregoing restrictions) until the end of such period."

          2. Each of the other provisions of the Agreement shall remain in full force and effect.

          This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment No. 1 as of the date first above written.



                              By:
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                              Print Name:
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                              Title:
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